FREE WRITING PROSPECTUS Dated April 11, 2023	Filed Pursuant to Rule 433 Registration No. 333-261470 Registration No. 333-261470-07

ABS: $1,043.83MM WOART 2023-B (Prime Auto) - Pricing Details

JointLeads:	Wells Fargo (struc), BofA, JP Morgan, and TD
Co-Managers:	M&T and PNC

CLS	TOTAL(MM)	WAL*	S&P/Fitch**	BENCH		SPD	YLD%	CPN%	$PRICE
A-1	217.000	0.23	A-1+/F1+	I-Cur	+	Preplaced	5.316	5.316	100.00000
A-2a	230.000	1.10	AAA/AAA	I-Cur	+	71	5.316	5.250	99.99151
A-2b	153.000	1.10	AAA/AAA	SOFR30A	+	71			100.00000
A-3	297.200	2.55	AAA/AAA	I-Cur	+	81	4.715	4.660	99.97770
A-4	99.500	3.73	AAA/AAA	I-Cur	+	102	4.726	4.680	99.99965
B	31.390	3.82	AA/AA	I-Cur	+	Retained
C	15.740	3.82	A/A	I-Cur	+	Retained

* Pricing Speed: 1.30% ABS, 10% call

** Minimum required ratings

-TRANSACTION DETAILS-
Offered Size	: $1,043,830,000
Registration	: SEC Registered
ERISA Eligible	: Yes
Expected Settlement	: 4/19/2023
First Payment	: 5/15/2023
Expected Ratings	: S&P/Fitch
Bloomberg Ticker	: WOART 2023-B
Risk Retention	: US

-MARKETING MATERIALS-
Preliminary Prospectus	: Attached
Intex	: Dealname: wswoart2023b | Password: 34YV
DealRoadshow	: https://dealroadshow.com
Entry Code (Case Sensitive)	: WOART2023B
Direct Link	: https://dealroadshow.com/e/WOART2023B

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov.